Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Exploring Strategic Alternatives for Automotive Business

Company looks to improve VTS segment’s future profitability profile and focus future capital investments in growing Industrial-related segments

Racine, WI – January 29 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that it is exploring strategic alternatives for its Automotive business.

“Today’s announcement reinforces our strategic priority to continue to grow our global, market leading positions in Commercial HVAC, Refrigeration, Commercial Vehicle, and Off-Highway market segments, both organically and inorganically,” said Tom Burke, Modine President and Chief Executive Officer.  “Building upon the momentum from our significant acquisition in 2016, which created our Commercial & Industrial Solutions (CIS) division, Modine has become and will continue to be a more diversified industrial, thermal management company with higher margins, improved cash generation and lower capital intensity.”

Modine’s Vehicular Thermal Solutions (VTS) portfolio currently serves three market segments – Automotive, Commercial Vehicle, and Off-Highway. Within that portfolio, as well as compared to the rest of Modine’s segments, the Automotive market has different industry dynamics, growth trajectories, and strategic opportunities that require a deeper evaluation on how best to allocate capital and resources to optimize returns and strengthen Modine’s leading positions in the markets it serves.

“We launched our Strengthen, Diversify and Grow (SDG) strategy over three years ago to bring a higher level of organizational discipline and long-term focus to our business, which continues to drive our strategic actions today as we transform Modine into a leading diversified industrial company,” Burke added.  “Through this process, we routinely evaluate overall fit and growth opportunities across all of our platforms, as we look to optimize our business portfolio. While I’m extremely proud of the great work the team has done to position our Automotive business as a market leader in key product lines which have delivered strong growth, the automotive market has very different dynamics than the other portions of our VTS portfolio and the balance of our industrial business. As a result, we have decided to explore strategic alternatives for the automotive business in order to identify the most successful path forward that will continue to optimize the value we offer customers and provide the highest return for shareholders. We remain excited about the growth opportunities within our Commercial Vehicle and Off-Highway end markets, both of which share common market fundamentals and complement our Industrial business.”

Modine’s Automotive business is a world leader in thermal management solutions for engine and powertrain cooling. In addition, this business is well positioned to solve the most complex cooling problems for battery thermal management and the increasing electrification requirements of next generation drivetrains. Modine’s automotive business accounts for approximately 25% of total company revenue.

Modine expects to complete its assessment of strategic alternatives over the next several quarters and will provide more information when it determines further disclosure is appropriate or required.  There can be no assurances that any actions will be taken in response to this assessment, and any final decision remains subject to approval by Modine’s Board of Directors.

To assist the company in its review, Modine has retained J.P. Morgan Securities LLC as its financial advisor and Latham & Watkins LLP as its legal advisor.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to realize the anticipated synergies associated with the Luvata HTS acquisition and to achieve projected cash flows sufficient to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers; the outcome of our evaluation of strategic alternatives for our automotive business within our VTS segment; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel), and our ability to pass increasing prices on to customers; Modine’s ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com

Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com